Exhibit 99.1

Gevo’s RNG Project Achieves Financial Closing

Construction expected to begin end of April 2021

ENGLEWOOD, Colorado – April 15, 2021 – Gevo, Inc. (NASDAQ: GEVO), announced today that it has closed a $68,155,000 “Green Bond” private activity bonds offering (the “Green Bond Offering”) to finance the construction of its renewable natural gas (“RNG”) project in Northwest Iowa (the “RNG Project”). The RNG Project will generate RNG captured from dairy cow manure (the “Feedstock”).

The Feedstock for the RNG Project will be supplied by three dairy farms located in Northwest Iowa totaling over 20,000 milking cows. When fully operational, the RNG Project is expected to generate approximately 355,000 MMBtu of RNG per year. Gevo is working with a major RNG dispenser to finalize an agreement to sell the RNG into the California market. RNG sale revenues are expected to benefit from California’s Low Carbon Fuel Standard (“LCFS”) program and the U.S. Environmental Protection Agency’s Renewable Identification Number (“RIN”) program. Some RNG may be used by Gevo as process energy in its Net-Zero 1 Project or Gevo’s other future Net-Zero projects.

Gevo fully funded the RNG Project’s development costs and 100% of its equity capital from cash reserves. Gevo received approximately $9.3 million in reimbursement for development, long lead equipment, and financing costs incurred during the development period upon closing of the Green Bond Offering. Construction of the RNG Project is expected to begin by the end of April 2021 and start up is expected in early 2022. Gevo will submit an LCFS pathway application to the California Air Resources Board and expects to realize full cash flows from LCFS credits and RINs in the second half of 2022. The RNG Project is then expected to generate cash for Gevo of approximately $9 to $16 million per year (including the LCFS credits and RINs).

“The RNG Project is expected to serve as an important component of Gevo’s Net-Zero strategy, and I want to thank President and Chief Operating Officer Chris Ryan and his team for their hard work and commitment that allowed us to accomplish this goal, and to Chief Financial Officer Lynn Smull and his team, and to Citigroup, for getting the debt deal done. We have a good team that has shown they can develop and finance RNG projects. We expect to use these capabilities going forward to develop additional RNG projects,” said Patrick R. Gruber, Chief Executive Officer of Gevo. “We are also pleased that our dairy partners will reap benefits from the RNG Project given that the manure digesters should improve the farms’ sustainability and lay the groundwork for more efficient recycling of nutrients and better soil health.”

The proceeds of the Green Bond Offering, combined with Gevo equity, will be used to finance (1) the construction of the RNG Project which is comprised of (A) three anaerobic digesters and related equipment situated on dairy farms located Northwest Iowa that will produce partially conditioned raw biogas from cow manure, (B) gathering pipelines to transport biogas to a centrally located gas upgrade system, (C) a centrally located gas upgrade system located in Doon, Iowa that will upgrade biogas to pipeline quality RNG and interconnect to Northern Natural Gas’ interstate pipeline, and (D) other related improvements; (2) to capitalize a portion of the interest due on the bonds during the construction period; and (3) to pay a portion of the costs of issuing the bonds.

For more information and details about the Green Bond Offering, please see the Current Report on Form 8-K that Gevo filed with the U.S. Securities and Exchange Commission on April 15, 2021.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full life cycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their life cycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low-carbon products such as gasoline components, jet fuel and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that the Argonne National Laboratory GREET model is the best available standard of scientific-based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters including, without limitation, the development and construction of the RNG Project, the ability of Gevo to realize production of RNG by the RNG Project, Gevo’s ability to generate cash from the RNG Project, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2020, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

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Investor and Media Contact
+1 720-647-9605
IR@gevo.com

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